Exhibit 10

AVON PRODUCTS, INC.

2005 STOCK INCENTIVE PLAN

PERFORMANCE CONTINGENT RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR SENIOR OFFICERS

1. Grant of Performance Contingent Restricted Stock Unit Award. Pursuant to the provisions of its 2005 Stock Incentive Plan (the “Plan”), Avon Products, Inc. (the “Company”) has awarded you (the “Grantee”) Performance Contingent Restricted Stock Units (the “RSUs”), representing the right to receive in the future shares of Stock (the “Shares”) as set forth in the Grantee’s grant notification. These RSUs are subject to the terms and conditions set forth below, as well as those terms and conditions set forth in the Plan, all of which are hereby incorporated by this reference. All capitalized terms used in this Performance Contingent Restricted Stock Unit Award Agreement (this “Agreement”) shall have the meaning set forth in the Plan.

2. Nature of RSUs; Issuance of Shares. These RSUs represent a right to receive Shares on the Vesting Date (as defined below) but do not represent a current interest in the Shares. If all the terms and conditions hereof and of the Plan are met, then the Grantee shall be issued certificates for the respective number of Shares on the Vesting Date. In lieu of issuance of Shares, the Company reserves the right to instead make a cash payment to the Grantee equal to the Fair Market Value of the Shares determined as of the Vesting Date.

3. Restrictions on Transfer of RSUs. These RSUs may not be sold, tendered, assigned, transferred, pledged or otherwise encumbered.

4. Vesting of RSUs; Voting; Dividends.

(a) Subject to Section 5, vesting of the RSUs shall occur on the date set forth in the Grantee’s grant notification (such date the “Vesting Date”), provided, however, that the RSUs shall vest sooner upon the occurrence of a Change in Control and such vested Shares shall be issued to the Grantee as soon as practicable after the occurrence of the Change in Control. Subject to Section 5, vesting is contingent upon (i) the Grantee being employed by the Company or its Subsidiaries on the Vesting Date, or the date of the Change in Control and (ii) satisfaction by the Company of the revenue and operating profit performance measures set forth in the grant notification (the “Performance Measures”), except that the Performance Measures are not required to be met in the event of a Change in Control or in the event of death.

(b) The Grantee does not have the right to vote any of the Shares or to receive dividends on them prior to the date such Shares are to be issued to the Grantee pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Grantee shall be entitled to “Dividend Equivalent Rights” so that the Grantee will receive a cash payment in respect of the Shares only if and when the RSUs are vested in accordance with the terms of this Agreement. Such cash payment of Dividend Equivalent Rights will be the aggregate amount that would otherwise be payable as dividends with respect to such number of vested Shares from the date of this Agreement to the date the RSUs are settled in accordance with the terms of this Agreement and will be payable on the same day that the RSUs are settled in accordance with this Agreement.

5. Termination of Employment.

(a) Termination by the Company without Cause. If the Grantee’s employment is terminated by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed), other than for Cause, then a pro-rata portion of the RSUs referred to in Section 4(a) above shall become vested and the appropriate number of such vested Shares shall be issued to the Grantee upon the Vesting Date, provided that the Company has satisfied the Performance Measures as of the Vesting Date. The number of Shares eligible for vesting, assuming the Performance Measures have been satisfied as of the Vesting Date, shall be determined by multiplying the full number of Shares subject to the RSU by a fraction, which shall be the number of complete months of employment from the date of grant (the “Grant Date”) to the date of termination, divided by the number of months from the Grant Date to the Vesting Date.

(b) Termination due to Retirement. If the Grantee’s employment is terminated due to Retirement, or the Grantee is eligible for Retirement at the end of the payment period under a severance pay plan of the Company or some other agreement between the Grantee and the Company, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall be issued to the Grantee on the Vesting Date, provided that the Company has satisfied the Performance Measures as of the Vesting Date.

(c) Termination due to Disability. If the Grantee’s employment is terminated due to Disability, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall be issued to the Grantee on the Vesting Date, provided that the Company has satisfied the Performance Measures as of the Vesting Date.

(d) Death. If the Grantee dies, then all of the RSUs referred to in Section 4(a) above shall become vested and such vested Shares shall be issued to the Grantee’s designated beneficiary (or if none, the Grantee’s estate) as soon as practicable following the Grantee’s death.

(e) Termination by the Company for Cause or by the Grantee for Any Reason Other Than Retirement or Disability. If the Grantee’s employment is terminated by the Company (and, if applicable, by any Subsidiary for whom the Grantee is employed) for Cause, or if the Grantee voluntarily terminates employment for any reason other than Retirement or Disability, then all RSUs shall be forfeited. “Cause” shall have the same meaning as that provided in the Company’s severance pay plan on the grant date. In addition, termination for Cause shall include any termination due to acts of dishonesty or gross misconduct on the part of the Grantee which result, or are intended to result, in damage to the Company’s business or reputation.

(f) For purposes of determining the vesting of RSUs under this Agreement, an unpaid/long-term leave of absence of the Grantee shall not constitute a termination of employment of the Grantee. During an unpaid/long-term leave of absence, the RSUs shall continue to vest and are still subject to the Performance Measures as set forth in the grant notification referred to in Section 4(a) of this Agreement.

For purposes of this Agreement, the Grantee’s employment by a Subsidiary shall be considered terminated on the date on which the Company sells or otherwise divests its equity interest in such Subsidiary.

The RSUs provided under this grant shall not vest if the Company has not satisfied the Performance Measures, except as otherwise provided under Sections 4 and 5 above.

6. Non-Competition/Non-Solicitation/Non-Disclosure. The Grantee agrees that, during the Grantee’s employment, beginning on the Grant Date, and for a period of one year after the termination of the Grantee’s employment with the Company (and, if applicable, a Subsidiary) for any reason whatsoever (including Retirement or

Disability), he or she shall not, without the prior written consent of the Company, engage in any of the following activities:

(a) the Grantee shall not directly or indirectly engage or otherwise participate in any business which is competitive with any significant business of the Company or any Subsidiary, including without limitation, the Grantee’s acceptance of employment with, entrance into a consulting or advisory arrangement with, rendering services to or otherwise facilitating the business of Amway Corporation/Alticor Inc., O Boticário, Ebel International/Belcorp Corporation, De Millus, S.A., Faberlic, Forever Living Products LLC USA, Gryphon Development/Limited Brands, Inc., Herbalife Ltd., Hermès, Lady Racine/LR-International Cosmetic and Marketing GmbH, L’Oréal Group/Cosmair, Inc., Mary Kay Cosmetics, Inc., Natura Cosmetics S.A., Mistine/Better Way (Thailand) Co. Ltd., Neways International, Newcup International, NuSkin Enterprises, Inc., Oriflame Cosmetics S.A., Reckitt Benckiser PLC, Revlon, Inc., Sara Lee Corporation, The Body Shop International PLC, The Estée Lauder Companies Inc., The Proctor & Gamble Company, Shaklee Corporation, Tupperware Corporation, the Unilever Group (N.V. and PLC), Victory Corporation PLC (Virgin Vie, The Virgin Cosmetics Company, Virgin Ware), Vorwerk & Co. KG/Jafra Worldwide Holdings (Lux) S.àR.L., Inc. and Yanbal International/(Yanbal, Unique), or any of their affiliates;

(b) the Grantee shall not solicit or aid in the solicitation of any employees of the Company or any Subsidiary to leave their employment; or

(c) the Grantee shall not, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any secret or confidential information, knowledge or data, including without limitation any trade secrets, relating to the Company or a Subsidiary, and their respective businesses, obtained by the Grantee during his or her employment by the Company or a Subsidiary and which is not otherwise publicly known (other than by reason of an unauthorized act by the Grantee), to anyone other than the Company and those designated by it.

In the event the Company determines that the Grantee has breached any term of this Section 6 or any non-disclosure, non-compete or non-solicitation covenant set forth in his or her severance agreement, employment contract or any Company policy, in addition to any other remedies the Company may have available to it, unless otherwise determined by the Committee, (i) all unvested RSUs granted hereunder shall be forfeited, (ii) if shares of Stock have been issued to the Grantee in respect of vested RSUs hereunder, the Grantee shall forfeit all such shares of Stock so issued to the Grantee hereunder and (iii) if cash has been paid to the Grantee in lieu of shares of Stock in respect of vested RSUs hereunder, the Grantee shall pay to the Company all such cash so paid in lieu of shares of Stock to the Grantee hereunder; provided, however, that if the Grantee no longer holds shares of Stock issued to the Grantee hereunder, the Grantee shall pay to the Company in cash the Fair Market Value of any such shares of Stock on the date such shares of Stock were issued to the Grantee hereunder.

7. No Right to Employment, etc.

(a) The execution and delivery of this Agreement and the granting of the RSUs hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ the Grantee for any specific period.

(b) The award of the RSUs hereunder does not entitle the Grantee to any benefit other than that specifically granted under this Agreement, nor to any future grants or other benefits under the Plan or any similar plan. Any benefits granted under this Agreement and the Plan are not part of the Grantee’s ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation. The Grantee understands and accepts that the benefits granted under the Plan are entirely at the discretion of the Company and that the Company retains the right to amend or terminate the Plan, and/or the Grantee’s participation therein, at any time, at the Company’s sole discretion and without notice.

8. Change of Capitalization. If, prior to the time the restrictions imposed by Section 4 on the RSUs awarded hereunder lapse, the Company shall be reorganized, or consolidated or merged with another corporation, the appropriate amount of any stock, securities or other property exchangeable for shares of Stock pursuant to such reorganization, consolidation or merger shall be appropriately substituted for the Shares hereunder.

9. Application of Laws. The granting of these RSUs and the delivery of Shares hereunder shall be subject to all applicable laws, rules and regulations.

10. Taxes. By accepting this grant, the Grantee hereby irrevocably elects to satisfy any taxes required to be withheld by the Company on the date of delivery of any Shares hereunder by authorizing the Company to withhold a sufficient number of Shares (or cash in lieu thereof if the RSUs are to be settled in cash) to satisfy such tax obligation; provided, however, that if the Grantee elects pursuant to the Company’s Deferred Compensation Plan to defer the delivery of any Shares payable hereunder, the Grantee hereby irrevocably elects to satisfy all applicable FICA and FUTA taxes due on the applicable vesting date with respect to such Shares for which delivery is being deferred by delivering cash to the Company in an amount sufficient to satisfy all such FICA and FUTA taxes.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the Grant Date.

AVON PRODUCTS, INC.	GRANTEE

By:	Name:
Title:

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